EXHIBIT 10.48




                          AGREEMENT AND PLAN OF MERGER

                             DATED OCTOBER 15, 1999

                                      AMONG


                         ACCESS ONE COMMUNICATIONS CORP.


                           OMNICALL ACQUISITION CORP.,

                                       AND

                                 OMNICALL, INC.

















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                                                  TABLE OF CONTENTS

ARTICLE I            DEFINITIONS AND CONSTRUCTION .......................................................................   1
              1.1    Definitions ........................................................................................   1
              1.2    Construction .......................................................................................   6

ARTICLE II           THE MERGER .........................................................................................   6
              2.1    The Merger .........................................................................................   6
              2.2    Common Stock of Newco to Become Common Stock of Surviving Corp. ....................................   7
              2.3    Conversion or Cancellation of Capital Stock of OmniCall ............................................   7
              2.4    Issuance of Merger Consideration ...................................................................   8
              2.5    Stock Transfer Books ...............................................................................   8
              2.6    Tax-Free Reorganization ............................................................................   8
              2.7    Dealer Stock Deferral ..............................................................................   8
              2.8    OmniCall Employee Options ..........................................................................   8
              2.9    Earn Out Payment; Determination and Payment; Timing ................................................   9

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF OMNICALL AND THE PRINCIPAL SHAREHOLDERS ..........................  10
              3.1    Corporation Organization ...........................................................................  10
              3.2    Capitalization .....................................................................................  10
              3.3    Subsidiaries .......................................................................................  11
              3.4    No Commitments to Issue Capital Stock ..............................................................  11
              3.5    Authorization; Execution and Delivery ..............................................................  11
              3.6    Governmental Approvals and Filings .................................................................  12
              3.7    No Conflict ........................................................................................  12
              3.8    Financial Statements; Absence of Undisclosed Liabilities; Receivables; Supplies ....................  12
              3.9    Absence of Changes .................................................................................  13
              3.10   Tax Matters ........................................................................................  15
              3.11   Relations with Employees and Sales Agents; Benefit Plans ...........................................  16
              3.12   Properties .........................................................................................  17
              3.13   Compliance with Laws; Legal Proceedings ............................................................  17
              3.14   Brokers ............................................................................................  18
              3.15   Patents, Trademarks and Names ......................................................................  18
              3.16   Insurance ..........................................................................................  18
              3.17   Contracts, Etc .....................................................................................  19
              3.18   Permits, Authorizations, Etc .......................................................................  20
              3.19   Environmental Matters ..............................................................................  21
              3.20   OmniCall Acquisitions ..............................................................................  22
              3.21   Books and Records ..................................................................................  22
              3.22   Accuracy of Information ............................................................................  22
              3.23   Year 2000 Compliance ...............................................................................  22


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
ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF ACCESS ONE, NEWCO, AND BARITZ ....................................  23
              4.1    Corporate Organization .............................................................................  23
              4.2    Authorization; Execution and Delivery ..............................................................  23
              4.3    Governmental Approvals and Filings .................................................................  23
              4.4    No Conflict ........................................................................................  23
              4.5    Brokers ............................................................................................  24
              4.6    Access One Common Stock ............................................................................  24
              4.7    Financial Statements; Absence of Undisclosed Liabilities; Receivables; Supplies ....................  24
              4.8    Tax Matters ........................................................................................  25
              4.9    Compliance with Laws; Legal Proceedings ............................................................  25
              4.10   Absence of Certain Changes .........................................................................  26
              4.11   Capitalization .....................................................................................  28
              4.12   Subsidiaries .......................................................................................  29
              4.13   No Commitments to Issue Capital Stock ..............................................................  29
              4.14   Relations With Employees and Sales Agents; Benefit Plans ...........................................  29
              4.15   Environmental Matters ..............................................................................  31
              4.16   Access One Information .............................................................................  31
              4.17   Year 2000 Compliance ...............................................................................  31
              4.18   Books and Records ..................................................................................  31
              4.19   Accuracy of Information ............................................................................  31
              4.20   Acknowledgment .....................................................................................  32
              4.21   Financial Arrangements .............................................................................  32

ARTICLE V            COVENANTS OF OMNICALL ..............................................................................  32
              5.1    Regular Course of Business .........................................................................  32
              5.2    Restricted Activities and Transactions .............................................................  32
              5.3    Consents, Approvals and Filings ....................................................................  34
              5.4    Access to Records and Properties ...................................................................  34

ARTICLE VI           COVENANTS OF ACCESS ONE ............................................................................  34
              6.1    Consents, Approvals and Filings ....................................................................  34
              6.2    Access to Records and Properties ...................................................................  34
              6.3    Board of Directors .................................................................................  35
              6.4    Regular Course of Business .........................................................................  35
              6.5    Funding and Reimbursement Obligations After August 25, 1999 ........................................  35
              6.6    Payment of OmniCall Debt ...........................................................................  35
              6.7    Restricted Activities and Transactions .............................................................  36

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

ARTICLE VII          MUTUAL COVENANTS ...................................................................................  37
              7.1    Expenses ...........................................................................................  37
              7.2    Confidentiality; Public Announcements ..............................................................  37
              7.3    Further Assurances .................................................................................  38
              7.4    Preparation of Required Filings ....................................................................  38
              7.5    Representations To Remain Accurate .................................................................  38
              7.6    Best Efforts .......................................................................................  38

ARTICLE VIII         CONDITIONS TO OBLIGATIONS OF ACCESS ONE, NEWCO, AND BARITZ .........................................  38
              8.1    Representations and Warranties .....................................................................  39
              8.2    Performance of Covenants ...........................................................................  39
              8.3    Update Certificate .................................................................................  39
              8.4    No Governmental or Other Proceeding or Litigation ..................................................  39
              8.5    Approvals and Consents .............................................................................  39
              8.6    Opinion of Counsel .................................................................................  39
              8.7    Shareholder Approval ...............................................................................  40
              8.8    Material Adverse Change ............................................................................  40

ARTICLE IX           CONDITIONS TO OMNICALL'S AND THE PRINCIPAL SHAREHOLDERS' OBLIGATIONS ...............................  40
              9.1    Representations and Warranties .....................................................................  40
              9.2    Performance of Covenants ...........................................................................  40
              9.3    Update Certificate .................................................................................  40
              9.4    No Governmental of Other Proceeding or Litigation ..................................................  40
              9.5    Approvals and Consents .............................................................................  40
              9.6    Opinion of Counsel .................................................................................  40
              9.7    Shareholder Approval ...............................................................................  41
              9.8    Material Adverse Change ............................................................................  41

ARTICLE X            CLOSING; CLOSING DATE ..............................................................................  41

ARTICLE XI           TERMINATION ........................................................................................  41

ARTICLE XII          INDEMNIFICATION ....................................................................................  42
             12.1    Survival of Representations ........................................................................  42
             12.2    Indemnification of Access One and Newco by OmniCall and Principal Shareholders .....................  42
             12.3    Access One's, Baritz's and Newco's Indemnification of OmniCall and the Principal Shareholders ......  42
             12.4    Certain Limitations on Indemnification .............................................................  43

ARTICLE XIII         MISCELLANEOUS PROVISIONS ...........................................................................  43
             13.1    Entirety of Agreement ..............................................................................  43
             13.2    Notices ............................................................................................  43

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
             13.3    Amendment ..........................................................................................  44
             13.4    Non-Waiver .........................................................................................  44
             13.5    Counterparts .......................................................................................  44
             13.6    Assignment; Binding Nature; No Beneficiaries .......................................................  44
             13.7    Headings ...........................................................................................  44
             13.8    Governing Law; Consent to Jurisdiction .............................................................  44
             13.9    Specific Performance ...............................................................................  45
             13.10   Severability .......................................................................................  45
             13.11   No Shop Restriction ................................................................................  46

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated October 15, 1999, among Access One Communications Corp. ("Access One"), a New Jersey corporation; Ken Baritz, a principal shareholder of Access One ("Baritz"); OmniCall Acquisition Corp. ("Newco"), a Florida corporation; OmniCall, Inc. ("OmniCall"), a South Carolina corporation; and the OmniCall shareholders (the "Principal Shareholders") listed on the signature pages of this Agreement.

         WHEREAS, the Boards of Directors of Access One and OmniCall, deeming it advisable and for the respective benefit of Access One, Newco, and OmniCall, and their shareholders, have approved and adopted the merger of Newco with and into OmniCall on the terms and conditions hereinafter set forth (the "Merger"), and have approved and adopted this Agreement and authorized the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of OmniCall has recommended to all of OmniCall's shareholders (the "OmniCall Shareholders") that the Merger and this Agreement be approved and adopted; and

         WHEREAS, Access One, Newco, and OmniCall desire to make certain representations, warranties, and agreements in connection with, and establish various conditions precedent to, the Merger; and

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained and subject to the terms and conditions herein set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

         SECTION 1.1 Definitions. The following terms shall have the definitions indicated:

         Access One. A corporation organized and existing under the laws of New Jersey;

         Access One Common Stock. The common stock, par value $0.001 per share, of Access One;

         Affiliated Person means with respect to OmniCall, any (i) officer or director of OmniCall; (ii) any OmniCall Shareholder that owns, or has the right to acquire, more than five percent (5%) of OmniCall Common Stock on a fully diluted basis; (iii) Person that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with OmniCall;
(iv) Person that, directly or indirectly, alone or together with others, is controlled by or under common control with any officer or director of OmniCall or any Principal Shareholder or (v) Teleco, Inc.; With respect to Access One, Affiliated Person means any (i) officer or director of Access One; (ii) Person that, directly or indirectly, alone or together with others, controls, is controlled by, or is under

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common  control with Access One; or (iii) Person that,  directly or  indirectly, alone or together with others, is controlled by, or under common control with any officer or director of Access One;

         Agreement.  This    Agreement  and  Plan   of   Merger,  including  all
schedules, appendices and exhibits attached hereto;

         Applicable Benefits Law refers to the legal requirements imposed upon employee benefit plans by the United States or any political subdivision thereof (including any requirements enforced by the Internal Revenue Service with respect to employee benefit plans intended to confer tax benefits on OmniCall or its employees);

         Articles of Merger. The Articles of Merger to be executed by Access One, Newco, and OmniCall in a form appropriate for filing with the Secretary of State of New Jersey, Florida, and South Carolina, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         Closing; Closing Date. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Article X hereof;

         Code. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto;

         Confidential Information. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to this Agreement as a result of the transactions contemplated herein, and the discussions leading to this Agreement, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information;

         Derivative Contract. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof);

         Effective Time. The date and time which the Merger becomes effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as Access One shall notify OmniCall in writing not less than five (5) days prior thereto, which date shall not be more than thirty (30) days after all conditions have been satisfied or waived in writing;

         Employee Benefit Plan shall mean executive compensation, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, performance share, bonus and other


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incentive plans, pension,  profit sharing,  savings, thrift or retirement plans, employee stock ownership plans, life, health, dental and disability plans, vacation, severance pay, sick leave, dependent care, cafeteria and tuition reimbursement plans, and any other "employee benefit plans" within the meaning of the ERISA, whether or not in writing, currently maintained by OmniCall or Access One or with respect to which OmniCall or Access One may have any liability or obligation (direct, indirect, contingent or otherwise) to any employee, former employee, director or former director (or any dependents or beneficiaries) of OmniCall or Access One or to any governmental entity;

         ERISA. The Employee Retirement Income Security Act of 1974, as amended;

         Equity Participation Plan. The Equity Participation arrangements (or whatever form and type) that OmniCall has in place with its dealers and other Affiliated Persons;

         Equity Participations. The rights to receive equity under the Equity Participation Plan;

         FBCA.  The Florida Business Corporation Act of 1989, as amended;

         GAAP. Generally accepted accounting principles consistently applied;

         IRS. The Internal Revenue Service;

         Knowledge. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or board of directors of the entity making the representation or warranty from other Persons);

         Lien. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge;

          Material Adverse Event; Material Adverse Effect. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (a) any change in banking, tax and similar laws of


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general  applicability  or  interpretations  thereof  by courts or  governmental authorities, (b) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (c) any action or omission of OmniCall or Access One or a subsidiary thereof taken with the prior written consent of Access One or OmniCall, as applicable, in contemplation of the transaction contemplated herein, (d) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates.

         Merger. The merger described in Section 2.1 hereof;

         Newco. OmniCall Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of Access One;

         NJBCA. The New Jersey Business Corporate Act of 1983, as amended;

         OmniCall. OmniCall, Inc., a corporation organized and existing under the laws of the State of South Carolina;

         OmniCall Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by OmniCall or under which OmniCall may be obligated;

         OmniCall Common Stock. The common stock, no par value per share, of OmniCall;

         OmniCall Debt. OmniCall Debt shall mean all indebtedness, obligations or other liabilities of OmniCall (i) for borrowed money or evidenced by debt securities, notes or other similar instruments, including any money borrowed pursuant to any credit facility and any accrued interest, fees and charges relating thereto; (ii) with respect to letters of credit issued for OmniCall's account; (iii) with respect to lease obligations, including but not limited to those leases where Teleco acted as lessee for equipment currently used by OmniCall; (iv) to pay the deferred purchase price of property or services; (v) secured by a Lien on any property of OmniCall; or (vi) that certain line of credit in the original amount of Two Million Dollars ($2,000,000.00) in the name of William M. Rogers at SouthTrust Bank, N.A., which has been utilized for OmniCall's benefit, including any accrued interests thereon. The OmniCall Debt shall be set forth on Schedule 1.1;

         OmniCall Shareholders. The Shareholders of OmniCall existing as of the date of Closing and as identified on Schedule 3.2(c);

         OmniCall Shareholder Approvals. This term shall mean the approval by the requisite vote of the shareholders of OmniCall at the OmniCall Shareholders' Meeting, all in accordance with this Agreement and the Plan of Merger;

         OmniCall Shareholders' Meeting. The meeting of OmniCall shareholders at which the Merger will be voted upon;


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

         Person. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity;

         Proxy  Statement.  The joint  proxy  statement/prospectus  which may be
furnished  to  the  OmniCall   Shareholders  in  connection  with  the  OmniCall
Shareholders' Meeting and the matters contemplated hereby;

         Regulations. The regulations issued by the IRS under the Code;

         Regulatory Approvals. The order of any federal or state Regulatory Authority approving the Merger;

         Regulatory Authority. Any federal or state governmental agency or authority charged with the supervision or regulation of telecommunications businesses;

         Rights. Rights shall mean (whether or not fully vested) warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein;

         SCBCA. The South Carolina Business Corporation Act of 1988, as amended;

         Working Capital shall mean the amount equal to the current assets of OmniCall minus the current liabilities of OmniCall, as determined in accordance GAAP; and

         Year 2000 Compliant means that (a) the services, products or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (b) neither the performance nor the functionality nor the business' provision of the services, products and other item(s) at issue will be affected by any dates/times prior to, on, after or spanning January 1, 2000. The design of the services, products and other item(s) at issue to ensure compliance with the "year 2000" representations and warranties and covenants contained in this Agreement includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999 and 2000. In particular, but without limitation, such design means that (i) no value for current date/time will cause


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any  error,  interruption  or  decreased  performance  in or for such  services, products and other item(s), (ii) all manipulations of date and time related data (including calculating, comparing, sequencing processing and outputting) will produce correct results for all valid dates and times when used independently or in combination with other services, products and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations,
(iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords and zaps (purge functions) will function normally and in the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the business' supply of the services, products and other item(s) will not be interrupted, delayed, decreased or otherwise affected by the advent of the year 2000.

         SECTION 1.2 Construction. In this Agreement words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation", whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.

                                   ARTICLE II
                                   THE MERGER

         SECTION 2.1 The Merger. Subject to the terms and conditions of this Agreement, including the fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time of the Merger and pursuant to the SCBCA, NJBCA, and FBCA, the following shall occur:

         (a) Newco shall be merged with and into OmniCall, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence of Newco shall cease at the Effective Time of the Merger, and thereupon OmniCall and Newco shall be a single corporation and the title to all real estate and other property owned by OmniCall and Newco shall be vested in OmniCall as the Surviving Corporation without reversion or impairment and the Surviving Corporation shall have all liabilities of Newco and OmniCall. Without limiting the generality of the foregoing, upon the Effective Time of Merger the Surviving Corporation shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, subject to all the restrictions, disabilities and duties of OmniCall and Newco; and all and singular, the rights, privileges, powers and franchises of OmniCall and Newco, and all property, real, personal and mixed, and all debts due to OmniCall or Newco on whatever account, as well for stock subscriptions


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

as all other things in action or belonging to each of OmniCall and Newco shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of OmniCall and Newco, and the title to any real estate vested by deed or otherwise in OmniCall or Newco shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of OmniCall or Newco shall be preserved unimpaired, and all debts, liabilities and duties of OmniCall and Newco shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         (b) The Articles of Incorporation of OmniCall, in the form attached hereto as Exhibit A, shall be the articles of incorporation of the Surviving Corporation until amended as permitted by law.


         (c) The Bylaws of OmniCall, in the form attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation until amended as permitted by law.

As soon as practicable after the terms and conditions of this Agreement have been satisfied, articles of merger, substantially in the form attached hereto as Exhibit C and properly executed in accordance with the SCBCA, NJBCA, and FBCA (the "Articles of Merger"), shall be filed with the office of the Secretary of State of the State of South Carolina, the State of New Jersey, and the State of Florida. The Merger shall become effective when the Articles of Merger are so filed. The date and time when the Merger is effective is referred to in this Agreement as the "Effective Time of the Merger."

         SECTION 2.2 Common Stock of Newco to Become the Common Stock of OmniCall. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one fully paid and nonassessable share of the common stock, no par value per share, of OmniCall.

         SECTION 2.3 Conversion or Cancellation of Capital Stock of OmniCall. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder thereof:

         (a) Each share of OmniCall Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into a number of shares of common stock, par value $0.001 per share of Access One (the "Access One Common Stock) equal to six million four hundred ninety-three thousand, seven hundred seventy-six (6,493,776) shares divided by the number of OmniCall's shares outstanding at the Effective Time (the "Conversion Ratio"). The Conversion Ratio will be subject to appropriate adjustment for any stock splits or combinations after the date hereof and on or prior to the Effective Time of the Merger; provided, however, the Access One Common Stock may be increased pursuant to the provisions of Section 2.9.

         (b) Shares of OmniCall Common Stock owned by a holder who (i) shall not have voted in favor of the Merger, and (ii) shall have delivered to OmniCall a written notice of his intent to demand payment for his shares if the Merger is effectuated in the manner provided in Section 33-13-101 et seq. of the SCBCA (collectively, the "Dissenting Shareholders"), shall not be converted as provided above, but shall be entitled to receive such consideration as shall be provided in such Sections of the SCBCA, except that shares of any Dissenting Shareholder who shall thereafter not perfect his right to appraisal as provided in such Sections of the SCBCA shall thereupon be deemed to have been converted as of the Effective Time of the Merger into shares of Access One Common Stock, as provided above.

         (c) Each authorized but unissued share of OmniCall Preferred Stock and OmniCall Common Stock shall cease to exist.

         SECTION 2.4 Issuance of Merger Consideration.

         (a) Subject to the provisions of this Section 2.4(a), at or as soon as practicable after the Effective Time of the Merger, Access One shall issue and deliver, upon surrender by an OmniCall Shareholder of one or more certificates ("Old Certificates") representing OmniCall Common Stock for cancellation, to a holder that surrenders Old Certificates, one or more certificates ("New Certificates"), registered in the name of such holder, for the appropriate number of shares of Access One Common Stock based on the Conversion Ratio.

         (b) No dividends or other distributions declared on shares of Access One Common Stock that are to be represented by New Certificates shall be paid to any Person otherwise entitled to receive the same until Old Certificates have been surrendered in exchange for such New Certificates in the manner herein provided, and upon such surrender such dividends or other distributions shall be paid to such Persons in accordance with their terms. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

         (c) Access One shall pay any transfer taxes in connection with the exchange of Old Certificates for New Certificates, except that if any New
Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to Access One any transfer or other taxes required by reason of the issuance of the New Certificate in a name other than the registered holder of such Old Certificate, or shall establish to the satisfaction of Access One that such tax has been paid or is not applicable.

         SECTION 2.5 Stock Transfer Books. At the close of business on the day prior to the Effective Time of the Merger, the stock transfer books of OmniCall shall be closed and no transfer of OmniCall Common Stock shall thereafter be made on such stock transfer books.

         SECTION 2.6 Tax-Free Reorganization. The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code.

         SECTION 2.7 Dealer Stock Deferral. All OmniCall dealers who participated in OmniCall's Equity Participation Program may have their Access One share issuance deferred until the earlier of: two (2) years from the date of this Agreement, or thirty (30) days after a public offering or initial public offering is made for the Access One stock. A copy of said stock deferral agreement is attached hereto as Exhibit D. A copy of the Equity Participation Program is attached hereto as Schedule 2.7. All shares of stock which are to be issued to dealers, as set forth on Schedule 2.7, shall be treated as issued and outstanding shares of OmniCall, regardless of whether or not their actual issuance is deferred, for purposes of computing the Conversion Ratio under
Section 2.3(a).

         SECTION 2.8 OmniCall Employee Options. Access One shall grant to the employees of OmniCall the right to continue their current Stock Option Plan under Access One upon the same prices; however, the options shall be re-drafted to allow for one-third (1/3) vesting upon the Closing, one-third (1/3) vesting on January 1, 2001, and the remaining one-third (1/3) vesting on January 1, 2002. Nothing contained in this
Section 2.8 shall be construed to prohibit an employee from immediately exercising his or her currently vested options prior to five o'clock eastern standard time (5:00 p.m. EST) on Monday, October 11, 1999.

         SECTION 2.9  Earn Out Payment; Determination and Payment; Timing.

         (a) Earn Out Payment. In addition to the transfer of the Access One Common Stock, OmniCall Shareholders may be entitled to receive additional shares of Access One Common Stock (the "Earn Out Payment") based upon the performance of the division of OmniCall known as OmniWeb or BizKick ("BizKick") which markets and sells web sites, data services, Internet services, bundled telecom services sold through Internet channels, and license . The Earn Out Payment shall be based upon the gross sales of BizKick during the period beginning on the date of Closing and ending December 31, 2000 (the "Earn Out Period"), as set forth in subparagraph(b) of this Section 2.9.

         (b) Calculation and Form of Earn Out Payment. The Earn Out Payment to be made pursuant to this Section 2.9 shall be evidenced by the issuance of Access One Common Stock to OmniCall Shareholders, in an amount to be determined as follows:

                  (i) In the event BizKick's gross sales are less than One Million Dollars ($1,000,000.00) or OmniCall fails to acquire twelve thousand (12,000) additional customer lines (as customarily defined in the telecommunications industry) during the Earn Out Period, Access One shall have no obligation to make any Earn Out Payment to OmniCall Shareholders. It is understood and agreed among the parties hereto that the number of additional customer lines to be acquired by OmniCall has been determined based upon the existing rules and regulations promulgated by the Federal Communications Commission and individual State regulatory agencies. It is therefore agreed that, in the event such rules and regulations are subsequently amended or revised and such amendment or revision has a material adverse effect on OmniCall's ability to secure the twelve thousand (12,000) additional customer lines, such condition shall be of no effect and not be required.

                  (ii) In the event BizKick's gross sales are equal to or greater than Three Million Dollars ($3,000,000.00) (the "Target Earn Out") during the Earn Out Period, Access One shall cause to be issued, and delivered to OmniCall Shareholders, one million, six hundred thirty-six thousand, five hundred thirty-six (1,636,536) additional shares of Access One Common Stock; provided, however, that in the event BizKick's gross sales during the Earn Out Period are equal to or greater than One Million Dollars ($1,000,000.00) but less than the Target Earn Out, Access One shall cause to be issued and delivered to OmniCall Shareholders that number of shares of Access One Common Stock equal to the percentage of BizKick's gross sales as compared to the Target Earn Out. For example, if BizKick's gross sales during the Earn Out Period equal to seventy-five percent (75%) of the Target Earn Out, the OmniCall Shareholders shall be entitled to and shall receive one million, two hundred twenty-seven thousand, four hundred two (1,227,402) additional shares of Access One Common Stock.

             (c) Time of Earn Out Payment The Earn Out Payment, if any, shall be evidenced by the delivery to the OmniCall Shareholders of the additional Access One Common Stock no later than thirty (30) days after receipt of year-end financial statements of BizKick for the fiscal year ended December 31, 2000, unless the parties disagree as to the computation of the Earn Out Payment for the Earn Out Period, in which event the Earn Out Payment shall be made within two (2) business days following resolution of any such disagreement. The additional Access One Common Stock issued to the OmniCall Shareholders pursuant to this Section 2.9 shall be divided pro-rata among the OmniCall Shareholders in accordance with their respective ownership interests in the common stock of OmniCall on the date of Closing.

             (d) Spin-Off on Sale Event. In the event Access One determines that it would be in its best interests to spin-off, sell, or otherwise dispose of BizKick prior to December 31, 2000, then and in such event, the OmniCall Shareholders shall collectively receive in cash an amount equal to (i) thirty-six percent (36%) of the gross proceeds of sale of BizKick, including any consideration paid or to be paid under any ancillary agreements with respect to said sale, and without reduction for any applicable taxes assessed with regard thereto or; (ii) thirty-six percent (36%) of the spin-off valuation of BizKick, including any consideration paid or to be paid under any ancillary agreements with respect to said spin-off, and without reduction for any applicable taxes assessed with regard thereto.

             (e) Cessation of Business. The board of directors of Access One may determine, in their sole discretion, to cease all operations of BizKick. In such event, all software and source codes to the software, and other assets relating thereto, shall revert to the OmniCall Shareholders or such other entity as the OmniCall Shareholders shall direct. All of the then current obligations relating to the HHT debt, as presently reflected on Schedule 1.1 hereof, shall be assumed by the OmniCall Shareholders or such other entity as the OmniCall Shareholders shall direct.

                                   ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF OMNICALL AND THE PRINCIPAL SHAREHOLDERS

The Principal Shareholders and OmniCall jointly and severally, , hereby represent and warrant to Access One and Newco as follows:

         SECTION 3.1 Corporate Organization. OmniCall is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. OmniCall is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed on Schedule 3.1 hereto, such jurisdictions being the only jurisdictions in which the location of the property and assets owned, operated or leased by OmniCall or the nature of the business conducted by OmniCall makes such qualification or licensing necessary. OmniCall has heretofore delivered to Access One complete and correct copies of OmniCall's articles of incorporation and by-laws, as amended to and as in effect on the date hereof.

         SECTION 3.2 Capitalization.

         (a) The authorized capital stock of OmniCall consists of fifty million (50,000,000) shares of OmniCall Common Stock and ten million (10,000,000) shares of preferred stock. As of the date hereof, twelve million two hundred sixty-nine thousand (12,269,000) shares of OmniCall Common Stock are currently issued and outstanding. No shares of preferred stock are issued and outstanding.

         (b) All outstanding shares of OmniCall Common Stock are validly issued, fully paid and nonassessable; and, except as set forth in OmniCall's Articles of Incorporation, or in the agreements pursuant to which OmniCall Preferred Stock was issued, there are no preemptive or similar rights in respect of OmniCall Common Stock. All shares of OmniCall Common Stock issuable upon the exercise of options or granted under the Equity Participation Plan, will, when issued in accordance therewith, be validly issued, fully paid and nonassessable. All outstanding shares of OmniCall Common Stock issued since formation were issued in compliance with all requirements of all applicable federal and state securities laws and OmniCall has otherwise complied in all material respects with federal and state securities laws.

         (c) Schedule 3.2(c) hereto sets forth a complete and correct list of each holder of outstanding shares of OmniCall Common Stock, the number of shares of OmniCall Common Stock owned by each such holder and residence address of such holders.

         (d) Schedule 3.2(d) hereto also sets forth a complete and correct list of all options ("Stock Options") granted under OmniCall's Stock Option Plan, indicating as to each holder thereof, the number of shares of OmniCall Common Stock subject thereto and the exercisability, exercise price and termination date therefor.

         (e) Schedule 3.2(e) hereto also sets forth a complete and correct list of all Persons with an Equity Participation and a complete and correct statement of the extent of the Equity Participation of each Person, including without limitation the number of shares of OmniCall Common Stock and/or other consideration such Person is entitled to receive hereunder.

         SECTION 3.3 Subsidiaries. OmniCall does not own twenty percent (20%) or more of the outstanding voting securities or other equity interests of any other entity.

         SECTION 3.4 No Commitments to Issue Capital Stock. Except for the Equity Participations providing for the issuance of approximately one million, ninety thousand, seven hundred seventy-four (1,090,774) voting shares, and Stock Options to purchase a maximum of one hundred two thousand, five hundred (102,500) shares, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which OmniCall is or may become obligated to authorize, issue or transfer any shares of its capital stock. Except as set forth on Schedule 3.4 hereto, there are no agreements or understandings in effect among any of the shareholders of OmniCall or with any other Person with respect to the voting, transfer, disposition or registration under the Securities Act of 1933, as amended, of any shares of capital stock of OmniCall.

         SECTION 3.5 Authorization; Execution and Delivery. OmniCall has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by OmniCall and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of OmniCall, except that OmniCall's shareholders are required to approve and adopt the Merger and this Agreement. This Agreement has been duly executed and delivered by OmniCall and, subject to such shareholder approval, constitutes the legal, valid and binding obligation of OmniCall, enforceable against OmniCall in accordance with its terms.

         SECTION 3.6 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with any governmental or regulatory authority is required in order (a) to permit OmniCall to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of, or materially and adversely affect, any governmental right, privilege, authority, franchise, license, permit or certificate of OmniCall to provide its services or carry on its business ("Governmental Licenses"), or to prevent any material loss or disadvantage to OmniCall's business, by reason of the Merger, except for (i) filing and recording of the Articles of Merger as required by the SCBCA, and (ii) as set forth in Schedule 3.6 hereto.

         SECTION 3.7 No Conflict. Subject to compliance with the governmental requirements described in Section 3.6 and obtaining the other consents and waivers that are set forth and described on Schedule 3.7 hereto (the "Private Consents"), neither the execution, delivery and performance of this Agreement by OmniCall, nor the consummation by OmniCall of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the articles of incorporation or by-laws of OmniCall; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which OmniCall or any of its respective properties or assets is subject; (iii) give rise to a declaration or imposition of any material Lien upon any of the properties or assets of OmniCall; or (iv) materially impair OmniCall's business or adversely affect any Governmental License necessary to enable OmniCall to carry on its business as presently conducted.

         SECTION 3.8 Financial Statements; Absence of Undisclosed Liabilities; Receivables; Supplies.

         (a) OmniCall has heretofore delivered to Access One complete and correct copies of the following financial statements (collectively, the "Financial Statements"), all of which have been prepared from the books and records of OmniCall in accordance with GAAP and fairly present in all material respects the financial condition of OmniCall as at their respective dates and the results of their operations for the periods covered thereby:

                  (i) audited balance sheets at December 31, 1998, and audited statements of income, cash flows and shareholders' equity of OmniCall for the fiscal year then ended, audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth on Schedule 3.8(a); and

                  (ii) unaudited balance sheet (the "Interim Balance Sheet") of OmniCall as at July 31, 1999 (the "Interim Balance Sheet Date") and statements of income and cash flows for the seven (7) months then ended, as set forth on
Schedule 3.8(a).

Such statements of income do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the ordinary course of business, except as expressly specified therein.

         (b) Except as and to the extent reflected or reserved against on the Interim Balance Sheet, OmniCall did not have, as of the Interim Balance Sheet Date, any material liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Interim Balance Sheet Date, there has been no material adverse change in the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of OmniCall, and no event has occurred which is reasonably likely to cause any such material adverse change.

         (c) All receivables of OmniCall (including accounts receivable, loans receivable and advances) which are reflected in the Interim Balance Sheet, and all such receivables which arise thereafter and prior to the Closing Date, have arisen or will have arisen only from bona fide transactions in the ordinary course of business and shall be fully collectible at the aggregate recorded amounts thereof (except to the extent of appropriate reserves therefor established in accordance with prior practice and GAAP), and to the best of OmniCall's knowledge, are not and will not be subject to defense, counterclaim or offset.

         (d) All items of supplies and other consumables reflected on the Interim Balance Sheet, and all such items of supplies and other consumables that are acquired thereafter and prior to the Closing Date, are or will be useable in the ordinary course of business. OmniCall has and will through the Closing Date maintain a sufficient but not an excessive quantity of each type of such supplies and other consumables in order to meet the normal requirements of its businesses and operations.

         SECTION 3.9 Absence of Changes. Except as set forth in Schedule 3.9 hereto or as expressly previously consented to in writing by Access One, since the Interim Balance Sheet Date, OmniCall has conducted its business only in the ordinary course, and OmniCall has not:

         (a) amended or otherwise modified its Articles of Incorporation or By-laws (or similar organizational documents);

         (b) issued or sold or authorized for issuance or sale, or granted any options or made other agreements (other than this Agreement) of the type referred to in Section 3.4 with respect to any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its capital stock;

         (c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with prior practice;

         (d) recorded or accrued any item of revenue, except as a result of the provision of local, long distance and Internet telecommunications service in the ordinary course of business and consistent with prior practice;

         (e) been subjected to any Lien or other restriction any of its properties, business or assets;

         (f) discharged or satisfied any Lien, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Interim Balance Sheet and current liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business and consistent with prior practice;

         (g) declared or made any payment of dividends or other distribution to its shareholders upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any shares of capital stock or other securities;

         (h) sold, transferred, leased to others or otherwise disposed of any properties or assets or purchased, leased from others or otherwise acquired any properties or assets except in the ordinary course of business;

         (i) canceled or compromised any debt or claim or waived or released any right of substantial value;

         (j) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, service mark, brand mark, brand name, invention or similar rights or with respect to any know-how, or modified any existing rights with respect thereto;

         (k) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of OmniCall except in the ordinary course of business consistent with prior practice pursuant to or in accordance with OmniCall's severance plan described on Schedule 3.9 hereto or plans in effect as of December 31, 1998 and not in contemplation of the Merger;

         (l) made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional Employee Benefit Plan or made any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

         (m) engaged in any transaction with any shareholder, director, officer, employee, salesman, distributor or agent of OmniCall other than (i) normal compensation and other fees earned in their capacity as such in accordance with past practice, (ii) transactions in the ordinary course of business not involving an expenditure in excess of an aggregate of One Thousand Dollars ($1,000.00) per individual, EXCEPT for advanced made by William M. Rogers, and
(iii) transactions in accordance with the provisions of Contracts (as hereinafter defined in Section 3.17(b) with any such Person that are disclosed on Schedule 3.17 hereto) or made any loans or advances to any director, officer, employee, salesman, distributor or agent other than travel and entertainment advances in the ordinary course of business consistent with prior practice;

         (n) made any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

         (o) changed its banking or safe deposit arrangements;

         (p) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to OmniCall or its respective properties or assets;

         (q) entered into any transaction, contract or commitment other than in the ordinary course of business;

         (r) changed any accounting practices or principles utilized in the preparation of the Financial Statements;

         (s) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect;

         (t) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (s) above; or

         (u) received notice from any OmniCall Shareholder that they are exercising their dissenters rights as provided in Section 33-13-101 et. seq. of the SCBCA.


         SECTION 3.10 Tax Matters. Except as set forth on Schedule 3.10 hereto:

         (a) OmniCall has timely filed with the appropriate taxing authorities all returns in respect of Taxes of OmniCall required to be filed (taking into account any extension of time to file granted to or on behalf of such entity). The information on such returns is complete and accurate in all respects. OmniCall has paid on a timely basis all Taxes of OmniCall (whether or not shown on any Tax return) due and payable. No returns for income taxes have been examined by the Internal Revenue Service or other taxing authority.

         (b) No unpaid deficiencies for Taxes have been claimed proposed or assessed by any taxing or other governmental authority with respect to OmniCall for any period ending on or prior to the date hereof, and there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of OmniCall. OmniCall has not requested any extension of time within which to file any currently unfiled returns in respect of any Taxes and no extension of a statute of limitations relating to any Taxes is in effect with respect to OmniCall.

         SECTION 3.11 Relations with Employees and Sales Agents; Benefit Plans.

         (1)      Except as set forth in Schedule 3.11(a) hereto:

                  (i) OmniCall has satisfactory relationships with its employees and sales agents.

                  (ii) OmniCall is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and OmniCall is not engaged in any unfair labor practices.

                  (iii) No collective bargaining agreement with respect to the business of OmniCall is currently in effect or being negotiated. OmniCall has no obligation to negotiate any such collective bargaining agreement, and there is no indication that the employees of OmniCall desire to be covered by a collective bargaining agreement.

                  (iv) There are no strikes, slowdowns or work stoppages pending knowledge, been threatened since its inception. There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the best of OmniCall's or, to the best of OmniCall's knowledge, threatened with respect to the employees of OmniCall, nor has any such strike, slowdown or work stoppage occurred or, to the best of OmniCall's knowledge, no question concerning representation has been raised or threatened since its inception respecting the employees of OmniCall.

                  (v) There are no complaints or charges against OmniCall pending before the National Labor Relations Board or any state or local labor agency and, to the best of OmniCall's knowledge, no Person has threatened since its inception to file any complaint or charge against OmniCall with any such board or agency.

                  (vi) To the best of OmniCall's knowledge, no charges with respect to or relating to the business of OmniCall are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices.

                  (vii) Since its inception, OmniCall has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of OmniCall, and, to the best of OmniCall's knowledge, no such investigation is in progress.

         (b) Each Employee Benefit Plan (and each related trust, insurance contract and fund) is in compliance in all material respects in form and in operation with all applicable requirements of Applicable Benefits Law (including ERISA and the Code), and is being administered in all material respects in accordance with all relevant plan documents to the extent consistent with Applicable Benefits Law. There has been no prohibited transaction with respect to any Employee Benefit Plan which would result in the imposition of any material unpaid excise tax. No Employee Benefit Plan is under investigation or audit of OmniCall. There are no legal actions or suits pending or, to the best OmniCall's knowledge, threatened against any Employee Benefit Plan or the assets of any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan and OmniCall has no knowledge of any facts that could give rise to any such actions. There has not occurred any circumstance by reason of which OmniCall may be liable for an act or a failure to act by a fiduciary with respect to an Employee Benefit Plan. There has been full compliance in all material respects with the notice and continuation requirements of Section 4980B of the code applicable to any Employee Benefit Plan.

         SECTION 3.12   Properties.

         (a) Schedule 3.12 hereto contains a complete and correct list of all real property owned, leased or licensed by OmniCall, together with a description of each lease, sublease, license or any other instrument under which OmniCall claims or holds such leasehold or other interest or the right to the use thereof or pursuant to which OmniCall has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Except as set forth in said Schedule 3.12, to the best of OmniCall's knowledge, all improvements on such real property (i) conform in all material respects to applicable federal, state, local and foreign laws and zoning and building ordinances (and the properties are zoned for the various purposes for which such real estate is presently used), and (ii) are in good condition and repair, normal wear and tear excepted, and there does not exist any condition or conditions that, individually or in the aggregate, materially interferes with the economic value or use thereof.

         (b) All material items of personal property owned or leased by OmniCall or used in its business is in reasonably good operating condition and repair, normal wear and tear excepted, and is suitable for the purpose for which it is utilized, and there does not exist any condition that materially interferes with the economic value or use thereof.

         (c) All real and personal properties and assets owned, leased or licensed by OmniCall or used in its business are adequate and sufficient for all current operations of OmniCall. Except as set forth in Schedule 3.12 hereto, OmniCall has good and marketable title to or another valid right to use all such real and personal property and assets, free and clear of all Liens, except Liens and imperfections of title that do not materially detract from the value, or materially interfere with the present use, of such properties or assets.

         SECTION 3.13 Compliance with Laws; Legal Proceedings.

         (a) OmniCall, to the best of its knowledge, is not in violation of, or in default with respect to, (i) any applicable statute, regulation, ordinance, writ, injunction, order, judgment or decree which violation or default has had or is reasonably likely to result in a Material Adverse Effect, or (ii) any Governmental License. Without limiting the generality of the foregoing, (i) OmniCall has not received any citation from the Occupational Safety and Health Administration or any Occupational Safety and Health Act ("OSHA") inspector setting forth any material respect in which the facilities or operations of OmniCall are not in compliance with OSHA, and (ii) neither OmniCall nor any officer, director, employee or agent of any thereof has violated the Foreign Corrupt Practices Act of 1977, as amended.

         (b) Except as set forth in Schedule 3.13 hereto, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the best of OmniCall's knowledge, threatened, and there are no claims (including unasserted claims of which OmniCall is aware) against or relating to OmniCall or any of their respective properties, assets or businesses that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         SECTION 3.14 Brokers. Except for the Equity Participations, no broker, finder or investment advisor acted directly or indirectly as such for OmniCall or any of the Principal Shareholders in connection with this Agreement, the Merger or the other transactions contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of OmniCall or any of the Principal Shareholders.

         SECTION 3.15 Patents, Trademarks and Names. Schedule 3.15 hereto contains a complete and correct list of (i) all trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, trade names, copyrights, patents and applications for patents, or other proprietary rights wholly or partially owned or held by or registered in the name of OmniCall, or used in the operation of the business of OmniCall, and (ii) all names under which OmniCall does business. OmniCall has all rights under all patents, trademarks, service marks, trade names or copyrights (or any applications or registrations respecting any thereof), discoveries, improvements, formulas, know-how, data, plans, specifications, trade secrets, computer software (including, without limitation, computer programs and data bases), drawings or the like that OmniCall requires in order to conduct its business as it is currently being conducted.

         SECTION 3.16 Insurance. Schedule 3.16 hereto contains a complete and correct list of all policies of liability, theft, fidelity, life and other forms of insurance held by OmniCall (specifying the insurer, amount of coverage, annual premium, type of insurance, policy number, any pending claims thereunder and any other claims that were made thereunder during the past year). The policies listed in Schedule 3.16 are outstanding and fully in force and all premiums due with respect to such policies have been paid. Except as set forth in Schedule 3.16, such policies are with reputable insurers, provide adequate coverage for all normal risks incident to OmniCall's and the Subsidiaries' assets, properties and business operations and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar perils or hazards. Except as set forth in such Item, OmniCall has not, during the past three fiscal years, been denied or had revoked or rescinded any policy of insurance.

         SECTION 3.17 Contracts; etc.

         (a) Set forth on Schedule 3.17 hereto is a complete and correct list of each of the following Contracts, Government Licenses and other instruments to which OmniCall is a party or by which OmniCall or their respective properties or assets are bound (reasonably expected to involve more than Fifty Thousand Dollars ($50,000.00);

                  (i) each service or other similar type of agreement under which services are provided by any other Person to OmniCall;

                  (ii) each agreement that restricts the operation of the business of OmniCall as presently conducted and each agreement that restricts the ability of OmniCall to retain agents or distributors or to solicit customers or employees;

                  (iii) each agreement with an Affiliated Person;

                  (iv) each operating lease (as lessor, lessee, sublessor or sublessee) of any real property;

                  (v) each operating lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property or assets (except for leases calling for payment of less than Five Thousand Dollars ($5,000) per year and/or having a term of less than one (1) year);

                  (vi) each license (as licensor, licensee, sublicensor or sublicensee) of any patents, trademarks or other item of property described in Section 3.15 (other than customary, non-negotiated licenses of computer software);

                  (vii) each agreement under which services are provided by OmniCall to any material customer;

                  (viii) each written agreement for the purchase of supplies or product which calls for performance by OmniCall over a period of more than six (6) months or with respect to which there exists an aggregate future liability of OmniCall in excess of Twenty-Five Thousand Dollars ($25,000);

                  (ix) each agreement under which any money has been or may be borrowed or loaned or any note, bond, indenture, or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of OmniCall), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

                  (x) each mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease (other than any mortgage, purchase money agreement, conditional sales contract or capital lease evidencing Liens solely on tangible personal property or assets under which there exists an aggregate future liability of OmniCall not in excess of Ten Thousand Dollars ($10,000.00) per mortgage, agreement, contract or lease);

                  (xi) each partnership, joint venture or similar agreement;

                  (xii) each agreement  containing  restrictions with respect to
         the  payment  of  dividends  or  other   distributions  in  respect  of
         OmniCall's capital stock;

                  (xiii) each agreement to make unpaid capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000); and

                  (xiv) each other agreement having an indefinite term or a term of more than one (1) year (other than those that are terminable at will or upon not more than thirty (30) days' notice by OmniCall without penalty) or requiring payments by OmniCall of more than Ten Thousand Dollars ($10,000.00) per year.

A complete and correct copy of each written agreement, lease, license, mortgage, deed of trust, instrument, contract or other type of document required to be disclosed pursuant to this Section 3.17(a) has been delivered to Access One.

         (b) Each agreement, lease, license, mortgage, deed of trust, instrument, contract or other type of document required to be disclosed pursuant to Section 3.11(a) and Section 3.17(a) to which OmniCall is a party or by which OmniCall or its respective properties or assets are bound (collectively, the "Contracts"), except for Contracts, the loss of which has not had, and is not reasonably likely to result in, a Material Adverse Effect, is valid, binding and in full force and effect and is believed to be enforceable by OmniCall in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. OmniCall is not (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts, and, to the best of OmniCall's knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in material default under any of the Contracts. None of OmniCall's existing or completed agreements is subject to renegotiation with any governmental body.

         SECTION 3.18 Permits, Authorizations, etc. Schedule 3.18 hereto sets forth all Governmental Licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable OmniCall or the Subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively the "Permits") or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby). OmniCall has all necessary Permits of all governmental agencies, whether federal, state, local or foreign, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation. All reports required by law are believed to have been filed with regulatory agencies having appropriate jurisdiction and there is no action pending before any regulatory agency or, to the best of OmniCall's knowledge, threatened by any regulatory agency that is reasonably likely to materially affect the validity and full use by OmniCall of any Permit.

         SECTION 3.19 Environmental Matters.

         (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

                  (i) "Environment" means all air, surface water, groundwater, drinking water or land, including land surface or subsurface.

                  (ii) "Environmental Law(s)" means all federal, state or local environmental, land use, health, chemical use, safety and sanitation laws, statutes, ordinances, rules, regulations and codes (including without limitation specific Governmental Licenses, permits, authorizations, directives, approvals or consents, court orders, injunctions or decrees, or agreements with governmental agencies), as in effect on the date hereof, relating to health, safety or the protection of the Environment and/or governing the discharge of pollutants or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and all statutes similar to or based upon the foregoing.

                  (iii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law relating to:
         (a) pollution or the protection of the Environment, including without limitation those relating to the emission, Release or discharge of any Hazardous Substances into the Environment, (b) the use, treatment, storage disposal, generation, transport or handling of Hazardous Substances, or (c) the cleanup or remediation of Hazardous Substances from any real property.

                  (iv) "Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

                  (v) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

         (b) OmniCall has obtained all Environmental Permits that are presently required for the lawful operation of its business, and Schedule 3.19 hereto sets forth a complete and correct list of all Environmental Permits possessed by OmniCall or the Subsidiaries. OmniCall (i) is in compliance with all terms and conditions of its Environmental Permits and is in compliance with and not in default under any applicable Environmental Law, and (ii) has not received written notice of any violation by or claim against OmniCall under any Environmental Law.

         (c) There have been no Releases by OmniCall of any Hazardous Substances
(i) into, on or under any of the properties owned or operated (or formerly owned or operated) by OmniCall, or (ii) into, on or under any other properties, including landfills in which Hazardous Substances have been Released or properties on or under which OmniCall has performed services, in any case in such a way as to create any material unpaid liability (including the costs of required remediation) under any applicable Environmental Law.

         (d) To the best of OmniCall's knowledge, there are no underground storage tanks, abandoned wells or landfills on any real property owned or leased by OmniCall.

         SECTION 3.20 OmniCall Acquisitions. OmniCall has never acquired nor agreed to acquire all or any part of the stock or assets (including any customer list) of any Person, other than HHT Enterprises, Inc. and property acquired in the ordinary course of business which is currently a division of OmniCall known as OmniWeb or BizKick.

         SECTION 3.21 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by OmniCall have been truthfully and properly kept and completed in all respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

         SECTION 3.22 Accuracy of Information. No statement in this Article III or in any Schedule or certificate delivered or to be delivered by OmniCall pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. The information about OmniCall, the Merger, this Agreement and the transactions contemplated hereby included by OmniCall in material soliciting approval of the Merger by the shareholders of OmniCall, and all other information contained therein, other than written information supplied by Access One specifically for use therein, will not, on the date such material is first mailed to shareholders of OmniCall or on the date of the shareholder meeting, as amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.23 Year 2000 Compliance. OmniCall has (a) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could reasonably be expected to be relevant to whether OmniCall is Year 2000 Compliant, (b) developed a plan and time line for ensuring that OmniCall is Year 2000 Compliant (except for such instances as individually or in the aggregate would not have a Material Adverse Effect) on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Based upon the foregoing, OmniCall believes that it is Year 2000 Compliant as of the date hereof except to the extent described in Schedule
3.23 and except for such instances as individually or in the aggregate would not have a Material Adverse Effect.

                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF ACCESS ONE, NEWCO AND BARITZ

         Access One, Newco, and Baritz jointly and severally,, hereby represent and warrant to OmniCall and the Principal Shareholders as follows:

         SECTION 4.1 Corporate Organization. Access One and Newco are corporations duly organized, validly existing and in good standing under the laws of the State of New Jersey and the State of Florida, respectively, and each has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct it business as it is now being conducted. Access One is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed on Schedule 4.1 hereto, such jurisdictions being the only jurisdictions in which the location of the property and assets owned, operated or leased by Access One or the nature of the business conducted by Access One makes such qualification or licensing necessary. Newco was incorporated in October 1999, has conducted no business and has no material assets or liabilities on the date hereof. Access One and Newco have heretofore delivered to OmniCall true and correct copies of their respective certificates of incorporation and by-laws as amended to and as in effect on the date hereof.

         SECTION 4.2 Authorization; Execution and Delivery. Each of Access One and Newco has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements to be executed by Access One and Newco pursuant hereto. The execution, delivery and performance of this Agreement by Access One and Newco, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Access One and Newco. This Agreement has been duly executed and delivered by Access One , Newco, and Baritz and constitutes the legal, valid and binding obligations of Access One, Newco, and Baritz, enforceable against Access One, Newco, and Baritz in accordance with their respective terms.

         SECTION 4.3 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit Access One and Newco to perform their respective obligations under this Agreement, or (b) to prevent the termination of, or materially and adversely affect , any governmental right, privilege, authority, franchise, license permit or certificate of Access One and Newco to provide its services or carry on its business ("Governmental Licenses"), or to prevent any material loss or disadvantage to Access One and Newco's business, by reason of the Merger, except for (i) filing and recording of the Articles of Merger as required by the NJBCA and FBCA, and (ii) as set forth in Schedule 4.3 hereto.

         SECTION 4.4 No Conflict. Subject to compliance with the governmental requirements referred to in Section 4.3 and obtaining the other consents and waivers that are set forth and described on Schedule 4.4 hereto ("Access One/Newco Private Consents"), neither the execution, delivery and performance of this Agreement by Access One and Newco, nor the consummation by Access One and Newco of the transactions contemplated hereby or thereby, will (i) conflict with, or result in a breach or violation of, any provision of the articles of incorporation or by-laws of Access One or Newco; (ii) conflict with, or result in breach or violation of, give rise to a default under, or result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both) any note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Access One or Newco or any of their respective properties or assets is subject so as to materially impair Access One's or Newco's ability to perform its obligations under this Agreement, (iii) give rise to a declaration or imposition of any material Lien upon any of the properties or assets of OmniCall; or (iv) or to cause a Material Adverse Effect on

Access One.

         SECTION 4.5 Brokers. No broker or finder has acted directly or indirectly as such for Access One or Newco in connection with this Agreement, the Merger or the other transactions contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Access One or Newco.

         SECTION 4.6 Access One Common Stock. All shares of Access One Common Stock to be issued in connection with, the Merger or pursuant to Section 2.4 will, upon such issuance, be validly issued and outstanding, fully paid and nonassessable.

         SECTION 4.7 Financial Statements; Absence of Undisclosed Liabilities; Receivables; Supplies.

         (a) Access One has heretofore delivered to OmniCall complete and correct copies of the following financial statements (collectively, the "Financial Statements"), all of which have been prepared from the books and records of Access One in accordance with GAAP and fairly present in all material respects the financial condition of Access One as at their respective dates and the results of their operations for the periods covered thereby:

                  (i) audited consolidated balance sheets at October 31, 1998, and audited consolidated statements of income, cash flows and shareholders' equity of Access One for the fiscal year then ended, audited by Nussabaum, Yates & Wolpow, P.C., independent certified public accountants; and

                  (ii) unaudited consolidated balance sheet (the "Interim Balance Sheet") of Access One as at July 31, 1999 (the "Interim Balance Sheet Date") and consolidated statements of income and cash flows for the seven (7) months then ended, as set forth on Schedule 4.7(a).

Such statements of income do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the ordinary course of business, except as expressly specified therein.

         (b) Except as and to the extent reflected or reserved against on the Interim Balance Sheet, Access One did not have, as of the Interim Balance Sheet Date, any material liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Interim Balance Sheet Date, other than as disclosed on Schedule 4.7(b), there has been no material adverse change in the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of Access One, and no event has occurred which is reasonably likely to cause any such material adverse change.

         (c) All receivables of Access One (including accounts receivable, loans receivable and advances) which are reflected in the Interim Balance Sheet, and all such receivables which arise thereafter and prior to the Closing Date, have arisen or will have arisen only from bona fide transactions in the ordinary course of business and shall be fully collectible at the aggregate recorded amounts thereof (except to the extent of appropriate reserves therefor established in accordance with prior practice and GAAP) and are not and will not be subject to defense, counterclaim or offset.

         (d) All items of supplies and other consumables reflected on the Interim Balance Sheet, and all such items of supplies and other consumables that are acquired thereafter and prior to the Closing Date, are or will be useable in the ordinary course of business. Access One has and will through the Closing Date maintain a sufficient but not an excessive quantity of each type of such supplies and other consumables in order to meet the normal requirements of its businesses and operations.

         SECTION 4.8 Tax Matters. Except as set forth on Schedule 4.8 hereto:

         (a) Access One has timely filed with the appropriate taxing authorities all returns in respect of Taxes of Access One required to be filed (taking into account any extension of time to file granted to or on behalf of such entity). The information on such returns is complete and accurate in all respects. Access One has paid on a timely basis all Taxes of Access One (whether or not shown on any Tax return) due and payable. No returns for income taxes have been examined by the Internal Revenue Service or other taxing authority.

         (b) No unpaid deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Access One for any period ending on or prior to the date hereof, and there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Access One. Access One has not requested any extension of time within which to file any currently unfiled returns in respect of any Taxes and no extension of a statute of limitations relating to any Taxes is in effect with respect to Access One.

         SECTION 4.9 Compliance with Laws; Legal Proceedings.

         (a) Access One is not in  violation  of, or in default with respect to,
(i) any applicable statute, regulation, ordinance, writ, injunction, order, judgment or decree which violation or default has had or is reasonably likely to result in Material Adverse Effect, or (ii) any Governmental License. Without limiting the generality of the foregoing, (i) Access One has not received any citation from the Occupational Safety and Health Administration or any Occupational Safety and Health Act ("OSHA") inspector setting forth any material respect in which the facilities or operations of Access One are not in compliance with OSHA, and (ii) neither Access One nor any officer, director, employee or agent of any thereof has violated the Foreign Corrupt Practices Act of 1977, as amended.

         (b) Except as set forth in Schedule 4.9 hereto, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the best of Access One's knowledge, threatened, and there are no claims (including unasserted claims of which Access One is aware) against or relating to Access One or any of its subsidiaries or any of their respective properties, assets or businesses that could reasonably be expected, individually or in the aggregate, to result in a material adverse effect on Access One and its subsidiaries taken as a whole.

         SECTION  4.10  Absence  of  Certain  Changes.  Except  as set  forth in
Schedule 4.10 hereto or as expressly previously consented to in writing by OmniCall, since the Interim Balance Sheet Date, there has not been any material adverse change in the condition (financial or otherwise), properties, assets, liabilities or business prospects of Access One and its subsidiaries. Without limiting the foregoing, Access One has conducted its business only in the ordinary course, and Access One has not:

         (a) amended or otherwise modified its Articles of Incorporation or By-laws (or similar organizational documents);

         (b) issued or sold or authorized for issuance or sale, or granted any options or made other agreements (other than this Agreement) of the type referred to in Section 4.11 with respect to any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its capital stock;

         (c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with prior practice;

         (d) recorded or accrued any item of revenue, except as a result of the provision of local, long distance and Internet telecommunications service in the ordinary course of business and consistent with prior practice;

         (e) been subjected to any Lien or other restriction any of its properties, business or assets;

         (f) discharged or satisfied any Lien, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Interim Balance Sheet and current liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business and consistent with prior practice;

         (g) declared or made any payment of dividends or other distribution to its shareholders upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any shares of capital stock or other securities;

         (h) sold, transferred, leased to others or otherwise disposed of any properties or assets or purchased, leased from others or otherwise acquired any properties or assets except in the ordinary course of business;

         (i) canceled or compromised any debt or claim or waived or released any right of substantial value;

         (j) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, service mark, brand mark, brand name, invention or similar rights or with respect to any know-how, or modified any existing rights with respect thereto;

         (k) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Access One except in the ordinary course of business consistent with prior practice pursuant to or in accordance with Access One's severance plan described on Schedule 4.10 hereto or plans in effect as of December 31, 1998 and not in contemplation of the Merger;

         (l) made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional Employee Benefit Plan or made any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

         (m) engaged in any transaction with any shareholder, director, officer, employee, salesman, distributor or agent of Access One other than (i) normal compensation and other fees earned in their capacity as such in accordance with past practice, (ii) transactions in the ordinary course of business not involving an expenditure in excess of an aggregate of One Thousand Dollars ($1,000.00) per individual, and (iii) transactions in accordance with the provisions of Contracts (as defined in Section 3.17 with any such Person that are disclosed on Schedule 4.10 hereto) or made any loans or advances to any director, officer, employee, salesman, distributor or agent other than travel and entertainment advances in the ordinary course of business consistent with prior practice;

         (n) made any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

         (o)      changed its banking or safe deposit arrangements;

         (p) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Access One or its respective properties or assets;

         (q) entered into any transaction, contract or commitment other than in the ordinary course of business;

         (r) changed any accounting practices or principles utilized in the preparation of the Financial Statements;

         (s) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

         (t) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (s) above.

         SECTION 4.11 Capitalization.

         (a) The authorized capital stock of Access One consists of fifty million (50,000,000) shares of Access One Common Stock and seven million five hundred thousand (7,500,000) shares of preferred stock. As of the date hereof, fourteen million, four hundred fifty-three thousand eight hundred ninety-nine (14,453,899) shares of Access One Common Stock are issued and outstanding as set forth on Schedule 4.11(a) attached hereto, and no shares of preferred stock are issued and outstanding, (collectively, the "Access One Capital Stock"). At the date hereof, options, warrants and other obligations are outstanding providing for the issuance of an additional two million, six hundred twenty-five thousand (2,625,000) shares of Access One Common Stock. These options, warrants and other obligations, in the aggregate, have a weighted average exercise price of One and 2/100 Dollars ($1.02) per share.

         (b) All outstanding shares of Access One Capital Stock are validly issued, fully paid and nonassessable; and, except as set forth in Access One's Articles of Incorporation or in the agreements pursuant to which Access One preferred stock was issued, there are no preemptive or similar rights in respect of Access One Common Stock. All outstanding shares of Access One Capital Stock issued since 1991 were issued in compliance with all requirements of all applicable federal and state securities laws. Access One has otherwise complied in all material respects with federal and state securities laws.

         (c) Schedule 4.11(c) hereto also sets forth a complete and correct list of all options ("Stock Options") granted under Access One's Stock Option Plan, indicating as to each holder thereof, the number of shares of Access One Common Stock subject thereto and the exercisability, exercise price and termination date therefor.

         SECTION 4.12 Subsidiaries.

         (a) Except for the subsidiaries listed in Schedule 4.12 hereto (collectively, the "Subsidiaries" and, individually, a "Subsidiary"), there are no entities twenty percent (20%) or more of whose outstanding voting securities or other equity interests are owned, directly or indirectly through one or more intermediaries, by Access One. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by such Subsidiary and to conduct its business as it is now being conducted. Each Subsidiary is in good standing and duly qualified or licensed as a foreign corporation to do business in each of the jurisdictions in which such qualification or licensing is necessary. Access One has heretofore delivered to OmniCall complete and correct copies of each Subsidiary's articles of incorporation and by-laws, in each case as amended to and as in effect on the date hereof.

         (b) Each of the Subsidiaries is wholly-owned by Access One except as stated on Schedule 4.12(b). Except as set forth on Schedule 4.12(b), Access One or such Subsidiary has good and valid title to all such shares free and clear of all Liens. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any Subsidiary.

         SECTION 4.13 No Commitments to Issue Capital Stock. Except as set forth on Schedule 4.11(c) hereto, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which Access One or any Subsidiary is or may become obligated to authorize, issue or transfer any shares of its capital stock.

         SECTION 4.14 Relations with Employees and Sales Agents; Benefit Plans.

         (2)      Except as set forth in Schedule 4.14(a) hereto:

                  (i) Access One has satisfactory relationships with its employees and sales agents.

                  (ii) Access One is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and Access One is not engaged in any unfair labor practices.

                  (iii) No collective bargaining agreement with respect to the business of Access One is currently in effect or being negotiated. Access One has no obligation to negotiate any such collective bargaining agreement, and there is no indication that the employees of Access One desire to be covered by a collective bargaining agreement.

                  (iv) There are no strikes, slowdowns or work stoppages pending or, to the best of Access One's knowledge, threatened with respect to the employees of Access One, nor has any such strike, slowdown or work stoppage occurred or, to the best of Access One's knowledge, been threatened since its inception. There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the best of Access One's knowledge, no question concerning representation has been raised or threatened since its inception respecting the employees of Access One.

                  (v) There are no complaints or charges against Access One pending before the National Labor Relations Board or any state or local labor agency and, to the best of Access One's knowledge, no Person has threatened since its inception to file any complaint or charge against Access One with any such board or agency.

                  (vi) To the best of Access One's knowledge, no charges with respect to or relating to the business of Access One are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices.

                  (vii) Since its inception, Access One has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of Access One, and, to the best of Access One's knowledge, no such investigation is in progress.

         (b) Each Employee Benefit Plan (and each related trust, insurance contract and fund) is in compliance in all material respects in form and in operation with all applicable requirements of Applicable Benefits Law (including ERISA and the Code), and is being administered in all material respects in accordance with all relevant plan documents to the extent consistent with Applicable Benefits Law. There has been no prohibited transaction with respect to any Employee Benefit Plan which would result in the imposition of any material unpaid excise tax. No Employee Benefit Plan of Access One is under investigation or audit. There are no legal actions or suits pending or, to the best Access One's knowledge, threatened against any Employee Benefit Plan or the assets of any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan and Access One has no knowledge of any facts that could give rise to any such actions. There has not occurred any circumstance by reason of which Access One may be liable for an act or a failure to act by a fiduciary with respect to an Employee Benefit Plan. There has been full compliance in all material respects with the notice and continuation requirements of Section 4980B of the Code applicable to any Employee Benefit Plan.

         SECTION 4.15 Environmental Matters.

         (a) Access One has obtained all Environmental Permits that are presently required for the lawful operation of its business, and Schedule 4.15 hereto sets forth a complete and correct list of all Environmental Permits possessed by Access One or the subsidiaries. Access One (i) is in compliance with all terms and conditions of its Environmental Permits and is in compliance with and not in default under any applicable Environmental Law, and (ii) has not received written notice of any violation by or claim against Access One under any Environmental Law.

         (b)  There  have  been  no  Releases  by  Access  One of any  Hazardous
Substances (i) into, on or under any of the properties owned or operated (or formerly owned or operated) by Access One, or (ii) into, on or under any other properties, including landfills in which Hazardous Substances have been Released or properties on or under which Access One has performed services, in any case in such a way as to create any material unpaid liability (including the costs of required remediation) under any applicable Environmental Law.

         (c) To the best of Access One's knowledge, there are no underground storage tanks, abandoned wells or landfills on any real property owned or leased by Access One.

         SECTION 4.16 Access One Information. The written information with respect to Access One and Newco, and their officers, directors and affiliates, which will be supplied by Access One or Newco, or any of their accountants, counsel or other authorized representatives, specifically for use in soliciting approval of the Merger by shareholders of OmniCall will not, on the date the offering materials are first mailed to shareholders of OmniCall or on the date of the shareholders meeting, as amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.17 Year 2000 Compliance. Access One has (a) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could reasonably be expected to be relevant to whether Access One is Year 2000 Compliant, (b) developed a plan and time line for ensuring that Access One is Year 2000 Compliant (except for such instances as individually or in the aggregate would not have a Material Adverse Effect) on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Based upon the foregoing, Access One believes that it is Year 2000 Compliant as of the date hereof except to the extent described in
Schedule 4.17 and except for such instances as individually or in the aggregate would not have a Material Adverse Effect.

         SECTION 4.18 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by Access One have been truthfully and properly kept and completed in all respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

         SECTION 4.19 Accuracy of Information. No statement in this Article IV or in any Schedule or certificate delivered or to be delivered by Access One pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. The information about Access One, the Merger, this Agreement and the transactions contemplated hereby included by Access One in material soliciting approval of the Merger by the shareholders of Access One, and all other information contained therein, other than written information supplied by OmniCall specifically for use therein, will not, on the date such material is first mailed to shareholders of Access One or on the date of the shareholder meeting, as amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.20 Acknowledgment. An Affiliated Person of Access One owns and operates a web base Internet product known as "WebQuill" which may be in competition with BizKick; however, Access One will not divert business to WebQuill to the extent where such diversion frustrates the intent of Section 2.9 hereof.

         SECTION 4.21 Financial Arrangements. Nothing contained in this Agreement conflicts with or is prohibited by any financial arrangement or agreement which Access One has with any financial institution including, without limitation, MCG Finance Corporation. No such agreement shall hinder Access One from complying with the terms and conditions of this Agreement including, without limitation, the provisions of Section 6.6 hereof. The Subordination Agreement required by MCG Finance Corporation in connection with this transaction is attached as Exhibit G.

                                    ARTICLE V
                              COVENANTS OF OMNICALL

         SECTION 5.1 Regular Course of Business. Except as otherwise stated herein or consented to in writing by Access One, prior to the Effective Time of the Merger OmniCall shall carry on its business diligently and in the ordinary course only and, without limiting the generality of the foregoing, OmniCall shall use its and its best efforts to: preserve its present business organization intact; keep available the services of its and their present executive officers and any management personnel and preserve its present relationships with distributors, customers, suppliers and other persons having business dealings with it; maintain its and their properties and assets (other than those disposed of in the ordinary course) in good repair and condition, except for ordinary wear and tear and damage by unavoidable casualty; and maintain its books of account and records in accordance with GAAP and in the usual, regular and ordinary manner and consistent with past practice.

         SECTION 5.2 Restricted Activities and Transactions. Except as otherwise consented to in writing by Access One, prior to the Effective Time of the Merger, OmniCall shall not take any of the following actions (and OmniCall represents that except as set forth on Schedule 5.2, none of the following actions have been taken since April 1, 1999):

         (a) amend its articles of incorporation or by-laws;

         (b) issue, sell or deliver, or agree to issue, sell or deliver, any shares of any class of capital stock of OmniCall, any securities convertible into any such shares or convertible into securities in turn so convertible or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, except upon exercise of stock options referenced in Section 3.2 or pursuant to the Equity Participation Plan;

         (c) encumber any of its properties or assets;

         (d) except in the ordinary course of business (and consistent with past practice), (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) lease, sublease, sell or otherwise transfer, agree to lease, sublease, sell or otherwise transfer, or grant or agree to grant any preferential rights to lease or otherwise acquire, any of its properties or assets, (iv) make or agree to make any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000.00) in any individual case or Fifty Thousand Dollars ($50,000.00) in the aggregate, or (v) make or permit any amendment or termination of any Contract;

         (e) grant any increase in compensation to any employee (except in the ordinary course of business and consistent with past practice), officer or director of OmniCall or any sales agent, terminate any employment agreement or sales agency agreement with any sales agent listed on Schedule 3.11(a) hereto or enter into any agreement to make any special bonus payment to or severance arrangement with any employee (except in the ordinary course of business and consistent with past practice), officer, director or sales agent listed on
Schedule 3.11(a) hereto;

         (f) enter into or make any change in any employee benefit program, except as required by law;

         (g) acquire control or ownership of any Person, or acquire control or ownership of the customer list or any other substantial portion of the assets of any Person, or merge, consolidate or otherwise combine with any other Person, or enter into any agreement providing for any of the foregoing;

         (h) change in any material respect any arrangement with any sales agent, distributor or material customer or change the accounting practices and principles utilized in the preparation of the Financial Statements or the method of recognition of revenue;

         (i) except in the ordinary course of business, enter into or agree to enter into any transaction material to the business of OmniCall;

         (j) declare or pay any dividend or make any distribution on its capital stock in cash, stock or property, redeem, repurchase or otherwise acquire any shares of OmniCall Common Stock;

         (k) fail duly and timely (by the due date or any duly granted extension thereof) to file any Tax reports or Tax returns required to be filed with federal, state, local, foreign and other authorities;

         (l) unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefor, fail either (i) promptly to pay any Taxes that are shown on such returns or otherwise lawfully levied or assessed upon or payable by it or on or with respect to any of its properties or assets, or (ii) to withhold, collect and pay to the proper governmental authorities, or hold in separate bank accounts for such payment, any Taxes and other assessments that are required by law to be so withheld, collected and paid or so held;

         (m) take any action, a primary purpose of which is to reduce the OmniCall Debt, unless such action is clearly in accordance with past OmniCall practice and good business practices.

         SECTION 5.3 Consents, Approvals and Filings. OmniCall shall use its best efforts and work with Access One to (i) comply as promptly as practicable with the governmental requirements specified in Section 3.6 and obtain on or before the Closing Date all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in Section 3.6, and (ii) obtain on or before the Closing Date the Private Consents referred to in Section 3.7.

         SECTION 5.4 Access to Records and Properties. Prior to the Effective Time of the Merger, OmniCall shall (a) provide Access One access to the books, records (including Tax returns filed or in preparation), properties and personnel of OmniCall, (b) cause its independent public accountants to provide Access One and its employees, agents and representatives full access to the audit work papers and their other records relating to OmniCall, and (c) provide to Access One such other information concerning the business, operation and financial condition of OmniCall as Access One may reasonably request. Neither any investigation by Access One, nor the receipt by Access One of any data or information from OmniCall, nor any knowledge Access One obtains as a result thereof or otherwise, shall affect any right of Access One or Newco to rely upon the representations or warranties made in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement or to terminate this Agreement pursuant to Article XI.

                                   ARTICLE VI
                             COVENANTS OF ACCESS ONE

         SECTION 6.1 Consents, Approvals and Filings. Access One shall use its best efforts to comply as promptly as practicable with the governmental requirements specified in Section 4.3 and to obtain on or before the Closing Date (or as soon as reasonably practicable thereafter) all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in Section 4.3; and (ii) obtain on or before the Closing Date the Access

One/Newco Private Consents referred to in Section 4.4.

         SECTION 6.2 Access to Records and Properties. Prior to the Effective Time of the Merger, Access One shall (a) provide OmniCall access to the books, records (including Tax returns filed or in preparation), properties and personnel of Access One, (b) cause its independent public accountants to provide OmniCall and its employees, agents and representatives full access to the audit work papers and their other records relating to Access One, and (c) provide to OmniCall such other information concerning the business, operation and financial condition of Access One as OmniCall may reasonably request. Neither any investigation by OmniCall, nor the receipt by OmniCall of any data or information from Access One, nor any knowledge OmniCall obtains as a result thereof or otherwise, shall affect any right of OmniCall to rely upon the representations or warranties made in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement or to terminate this Agreement pursuant to Article XI.

         SECTION 6.3 Board of Directors. OmniCall shall be assured of at least one (1) seat on the Board of Directors of Access One.

         SECTION 6.4 Regular Course of Business. Except as otherwise stated herein or consented to in writing by OmniCall, prior to the Effective Time of the Merger Access One shall carry on its business diligently and in the ordinary course only and, without limiting the generality of the foregoing, Access One shall use its and its best efforts to: preserve its present business organization intact; keep available the services of its and their present executive officers and any management personnel and preserve its present relationships with distributors, customers, suppliers and other persons having business dealings with it; maintain its and their properties and assets (other than those disposed of in the ordinary course) in good repair and condition, except for ordinary wear and tear and damage by unavoidable casualty; and maintain its books of account and records in accordance with GAAP and in the usual, regular and ordinary manner and consistent with past practice.

         SECTION 6.5  Funding and  Reimbursement  Obligations  after  August 25,
1999.

         Since August 25, 1999, William M. Rogers ("Rogers") has contributed monies in the form of loans to OmniCall over and above the OmniCall Debt (the "Post-August Advances") to operate OmniCall's business in accordance with past practices, all of which are listed on Schedule 6.5. In order to satisfy the indebtedness of OmniCall to Rogers, OmniCall shall, with Access One's unqualified consent and agreement, pursue collection of an arbitration dispute with e-spire Communications, Inc., formerly known as ACSI Local Switched Services, Inc., in regard to that certain Switch Partition Agreement dated September 30, 1997, a copy of which has been provided to Access One. Any and all proceeds received by OmniCall as a result of these collection procedures shall be immediately assigned, transferred and delivered to Rogers in full satisfaction of the Post-August Advances together with interest accrued thereon. Attorney fees and costs of the collection process, after Closing, shall be the sole responsibility of Rogers. Neither OmniCall nor Access One shall have any liability to Rogers for Post-August Advances, whether or not a recovery is made from e-spire Communications, Inc.; the assignment of these rights and liabilities associated with e-spire Communications, Inc. shall be and is a full release of any liability to Rogers for Post-August Advances, including any interest thereon. Similarly, OmniCall and Access One shall have no rights or interest in the benefits or assets associated with the Switch Partition Agreement.

         SECTION 6.6 Payment of OmniCall Debt. The OmniCall leases in the name of Teleco shall be assumed simultaneously with the Closing, and the OmniCall Debt shall be paid as follows:

         (a) The line of credit, in the initial amount of Two Million Dollars ($2,000,000.00), in the name of Rogers at SouthTrust Bank, N.A. shall be paid in full at Closing;

         (b) The payment of Three Million Dollars ($3,000,000) loaned to OmniCall by William M. Rogers, including any renewals thereof (the "Note") attached as Schedule 6.6(b), shall be deferred and subordinated pursuant to the terms of the MCG Finance Corporation Subordination Agreement attached as Exhibit G (with the exception of interest on the Note which shall be paid by Access One on the first day of each month), until the earlier of: (i) a change of control of Access One as it exists after this merger; or (ii) an initial public offering of Access One, at which time the then outstanding balance shall be due and payable in full. In the event that neither (i) nor (ii) of this Section 6.6 shall have occurred on or before October 1, 2000, then beginning January 31, 2001, payments of Seven Hundred Fifty Thousand Dollars ($750,000.00) plus interest due shall be made by Access One, and such payments shall continue every three (3) months thereafter until either (i) or (ii) occurs, at which time the unpaid balance of the Note, together with any interest accrued but unpaid, shall be paid in full by Access One.

         In consideration of the deferral of payment of the Note, , Access One shall, at Closing, grant to Rogers warrants for the purchase of up to five hundred thousand (500,000) shares of Access One Common Stock at a price of One and 55/100 Dollars ($1.55) per share. The warrants shall expire on October 1, 2004, provided that Access One is not default of its obligations under this
Section 6.6. The warrants shall otherwise be in a form substantially identical to those given to other holders of Access One warrants.

         (c) all other debt including, but not limited to current debt, shall be paid as and when the same becomes due, in accordance with the respective terms thereof.

         SECTION 6.7 Restricted Activities and Transactions. Except as otherwise consented to in writing by OmniCall, prior to the Effective Time of the Merger, Access One shall not take any of the following actions (and Access One and Baritz represent that except as set forth on Schedule 6.7, none of the following actions have been taken since April 1, 1999):

         (a) amend its articles of incorporation or by-laws;

         (b) issue, sell or deliver, or agree to issue, sell or deliver, any shares of any class of capital stock of Access One, any securities convertible into any such shares or convertible into securities in turn so convertible or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, except upon exercise of stock options referenced in Section 4.11(c);

         (c) encumber any of its properties or assets;

         (d) except in the ordinary course of business (and consistent with past practice), (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) lease, sublease, sell or otherwise transfer, agree to lease, sublease, sell or otherwise transfer, or grant or agree to grant any preferential rights to lease or otherwise acquire, any of its properties or assets, (iv) make or agree to make any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000.00) in any individual case or Fifty Thousand Dollars ($50,000.00) in the aggregate, or (v) make or permit any amendment or termination of any Contract;

         (e) grant any increase in compensation to any employee (except in the ordinary course of business and consistent with past practice), officer or director of Access One or any sales agent, terminate any employment agreement or sales agency agreement with any sales agent listed on Schedule 6.7 hereto or enter into any agreement to make any special bonus payment to or severance arrangement with any employee (except in the ordinary course of business and consistent with past practice), officer, director or sales agent listed on
Schedule 6.7 hereto;

         (f) enter into or make any change in any employee benefit program, except as required by law;

         (g) acquire control or ownership of any Person, or acquire control or ownership of the customer list or any other substantial portion of the assets of any Person, or merge, consolidate or otherwise combine with any other Person, or enter into any agreement providing for any of the foregoing;

         (h) change in any material respect any arrangement with any sales agent, distributor or material customer or change the accounting practices and principles utilized in the preparation of the Financial Statements or the method of recognition of revenue;

         (i) except in the ordinary course of business, enter into or agree to enter into any transaction material to the business of Access One;

         (j) declare or pay any dividend or make any distribution on its capital stock in cash, stock or property, redeem, repurchase or otherwise acquire any shares of Access One Common Stock or Access One Capital Stock;

         (k) fail duly and timely (by the due date or any duly granted extension thereof) to file any Tax reports or Tax returns required to be filed with federal, state, local, foreign and other authorities;

         (l) unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefor, fail either (i) promptly to pay any Taxes that are shown on such returns or otherwise lawfully levied or assessed upon or payable by it or on or with respect to any of its properties or assets, or (ii) to withhold, collect and pay to the proper governmental authorities, or hold in separate bank accounts for such payment, any Taxes and other assessments that are required by law to be so withheld, collected and paid or so held.

                                   ARTICLE VII
                                MUTUAL COVENANTS

         SECTION 7.1 Expenses. Each of the parties hereto shall pay all costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated.

         SECTION 7.2 Confidentiality; Public Announcements. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. None of the parties hereto shall make any disclosure to the public or concerning the Merger, this Agreement or the transactions contemplated hereby other than with the express written consent of the other parties hereto, except as may be required by law, or by rule, regulation or announcement of a governmental or quasi-governmental agency. To the extent reasonably practicable, any press release proposed to be issued by any party hereto shall be submitted to the other parties hereto for approval, which approval shall not be unreasonably withheld or delayed.

         SECTION 7.3 Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as any other such party may reasonably request in order to carry out the intent of this Agreement.

         SECTION 7.4 Preparation of Required Filings. Access One and Newco, on the one hand, and OmniCall, on the other hand, shall (a) cooperate with one another in determining whether any filings are required to be made or consents or approvals are required to be obtained in any Jurisdiction in connection with the consummation of the transactions contemplated hereby and in making any such filings promptly and in seeking to obtain in a timely fashion any such consents or approvals, and (b) use their best efforts to cause the satisfaction of the conditions within their control to the others' obligation at the Closing. The respective parties shall each furnish to one another and to one another's counsel all such information as may be required in order to fulfill the foregoing obligations.

         SECTION 7.5 Representations to Remain Accurate. None of the parties hereto will take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would cause any of the respective representations of the parties contained herein to be or become untrue in any material respect on or before Closing.

         SECTION 7.6 Best Efforts. Each of the parties hereto will utilize their respective best efforts to cause all conditions to Closing for which they are responsible to be satisfied on or before Closing.

                                  ARTICLE VIII
                          CONDITIONS TO OBLIGATIONS OF
                          ACCESS ONE, NEWCO, AND BARITZ

         The obligations of Access One, Newco, and Baritz under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them in the manner provided by Section 13.4, on or before the Closing Date, of each of the following conditions:

         SECTION 8.1 Representations and Warranties. The representations and warranties of OmniCall and the Principal Shareholders contained in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct.

         SECTION 8.2 Performance of Covenants. OmniCall and the Principal Shareholders shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

         SECTION 8.3 Update Certificate. Access One and Newco shall have received favorable certificates, dated the Closing Date, signed by OmniCall and each of the Principal Shareholders as to the matters set forth in Sections 8.1 and 8.2.

         SECTION 8.4 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect Access One's or Newco's ownership or operation of the business of OmniCall; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Access One, Newco or OmniCall that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect Access One's or Newco's right to own or operate the business of OmniCall; and no written advice shall have been received by Access One, Newco, OmniCall or by any of their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Access One's or Newco's ownership or operation of the business of OmniCall.

         SECTION 8.5 Approvals and Consents. All approvals of applications to public authorities, federal, state, local or foreign, and all consents or approvals of any non-governmental persons (including the Private Consents) who are parties to Contracts to which OmniCall is a party or to which properties or assets of OmniCall are subject, the granting of which is necessary for the consummation of the Merger or for preventing the termination of any material right, privilege, license or agreement of OmniCall or any material loss or disadvantage to Access One or the business of OmniCall by reason of the Merger, shall have been obtained, and no such consent or approval shall have imposed a condition to such consent or approval that, in the reasonable opinion of Access One, will have a material adverse effect on the consolidated financial position or operations of Access One or on the business of OmniCall.

         SECTION 8.6 Opinion of Counsel. OmniCall shall have delivered to Access One, Newco, and Baritz an opinion of Hunter & Tomaszek, P.A., dated the Closing Date and addressed to Access One, Newco, and Baritz, as to the matters set forth on Exhibit E hereto, in form and substance reasonably acceptable to Access One and its counsel.

         SECTION 8.7 Shareholder Approval. This Agreement shall have been duly approved and adopted at or prior to the Effective Time of the Merger by the requisite vote of the shareholders of OmniCall in accordance with the SCBCA.

         SECTION 8.8 Material Adverse Change. No Material Adverse Change with respect to OmniCall shall have occurred after the date hereof (including any Material Adverse Change) resulting from the failure of William Rogers to fund the operations of OmniCall after August 25, 1999 as contemplated in Section 6.5 above.

                                   ARTICLE IX
      CONDITIONS TO OMNICALL'S AND THE PRINCIPAL SHAREHOLDERS' OBLIGATIONS

         The obligations of OmniCall and the Principal Shareholders under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by OmniCall in the manner contemplated by Section 13.4, on or before the Closing Date, of each of the following conditions:

         SECTION 9.1 Representations and Warranties. The representations and warranties of Access One and Newco contained in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct.

         SECTION 9.2 Performance of Covenants. Access One and Newco shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

         SECTION  9.3  Update  Certificate.   OmniCall  shall  have  received  a
favorable certificate, dated the Closing Date, signed by Access One and Newco as to the matters set forth in Section 9.1 and 9.2.

         SECTION 9.4 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits the Merger; no suit, action, investigation, inquiry or proceeding by an governmental body or other person or entity shall be pending or threatened against Access One, Newco or OmniCall that challenges the validity or legality, or that seeks to restrain the consummation of the Merger; and no written advice shall have been received by Access One, Newco, OmniCall or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger.

         SECTION 9.5 Approvals and Consents. All approvals of applications to public authorities, federal, state local or foreign, the granting of which is necessary for the consummation of the Merger, shall have been obtained.

         SECTION 9.6 Opinion of Counsel. Access One shall have delivered to OmniCall and the Principal Shareholders an opinion of Dreier & Baritz, LLP dated the Closing Date and addressed to OmniCall and the Principal Shareholders, as to the matters set forth on Exhibit F hereto in form and substance reasonably acceptable to OmniCall, the Principal Shareholders, and their counsel.

         SECTION 9.7 Shareholder Approval. This Agreement shall have been duly approved and adopted at or prior to the Effective Time of the Merger by the requisite vote of the shareholders of Access One in accordance with the NJBCA and Newco in accordance with the FBCA.

         SECTION 9.8 Material Adverse Change. No Material Adverse Change with respect to Access One shall have occurred after the date hereof.

                                    ARTICLE X
                              CLOSING; CLOSING DATE

         Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Article XI, and notwithstanding anything in this Agreement to the contrary, the Closing shall be held as soon as practicable after the obtaining of all consents and approvals required pursuant to Sections 8.5 and 9.5 (to the extent the obtaining thereof has not been waived by the party or other entity entitled to grant such waiver) at the offices of Access One. At such time (the "Closing Date") and place the documents referred to in Section 2.7 and Articles VIII and IX shall be exchanged by the parties and, as soon as practicable thereafter, the Articles of Merger shall be filed with the offices of the Secretary of State of the State of South Carolina, New Jersey, and Florida; provided, however, that if any of the conditions provided for in Article VIII or IX shall not have been met or waived by the date on which the Closing is otherwise scheduled, then the party whose obligations are subject to the satisfaction of such condition shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such other parties shall seek to cause to happen at the earliest practicable date) or waived.

                                   ARTICLE XI
                                   TERMINATION

         This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval of this Agreement by the shareholders of OmniCall or by Access One, in its capacity as the sole shareholder of Newco:

         (a) by the mutual consent in writing of Access One, Newco and OmniCall;

         (b) by Access One and Newco, or by OmniCall, at any time after January 31, 2000 (or such later date as shall have been agreed to in writing by Access One and OmniCall), if at the time notice of such termination is given the Merger shall not have become effective other than as a result of a breach of this Agreement by any of the parties giving such notice of termination;

         (c)  by   Access   One  or  Newco  if   there   has  been  a   material
misrepresentation by OmniCall or the Principal Shareholders, or a material breach on the part of OmniCall or the Principal Shareholders of any of their warranties or covenants set forth herein, or a material failure on the part of OmniCall or the Principal Shareholders to comply with any of their other obligations hereunder; or by OmniCall if there has been a material misrepresentation by Access One or Newco, or a material breach on the part of Access One or Newco of any of their warranties or covenants set forth herein, or a material failure on the part of Access One or Newco to comply with any of their other obligations hereunder.

The exercise of the power of termination provided in this Article XI shall be effective only after written notice thereof, signed on behalf of the party exercising such power by its duly authorized officer, shall have been given to the other parties. If this Agreement is terminated in accordance with this
Article XI, the Merger shall be abandoned without further action by OmniCall, Newco, or Access One.

                                   ARTICLE XII
                                 INDEMNIFICATION

         SECTION 12.1 Survival of Representations. All representations, warranties, covenants and agreements of the parties hereto shall survive, the execution and delivery of this Agreement, and any Closing hereunder for a period of eighteen (18) months.

         SECTION 12.2 Indemnification of Access One and Newco by OmniCall and the Principal Shareholders. OmniCall and the Principal Shareholders hereby indemnify and agree to hold Access One and Newco and their respective officers, directors and employees (an "Access One Indemnified Person") harmless from, against and in respect of :

         (a) any and all loss, liability or damage suffered or incurred by such Access One

Indemnified Person by reason of any untrue representation, breach of warranty or nonfulfillment of any material covenant by OmniCall contained herein or in any Schedule, certificate, document or instrument delivered by OmniCall to Access One or Newco pursuant hereto or in connection herewith; and

         (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses including, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         SECTION 12.3 Access One's, Baritz's and Newco's Indemnification of OmniCall and the Principal Shareholders. Access One, Baritz, and Newco, jointly and severally, hereby indemnify and agree to hold OmniCall and the Principal Shareholders and their respective officers, directors, and employees harmless from, against and in respect of :

         (a) any and all loss, liability or damage suffered or incurred by OmniCall, a Principal Shareholder or any such officer, director or employee by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Access One or Newco contained herein or in any Schedule, certificate, document or instrument delivered by Access One or Newco to OmniCall or such Principal Shareholder pursuant hereto or in connection herewith; and

         (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         SECTION 12.4 Certain Limitations on Indemnification.(a) Notwithstanding anything to the contrary contained in this Article XII, no claim for indemnification under Section 12.2 or 12.3 shall be made unless any single claim or group of claims (whether or not related) exceeds One Hundred Thousand Dollars ($100,000.00), and in the case of claims in excess of One Hundred Thousand Dollars ($100,000.00), the initial One Hundred Thousand Dollars ($100,000.00) shall be subject to indemnification.

         (b) A Principal Shareholder or Baritz shall be entitled to satisfy any obligations of indemnification hereunder, in whole or in part, by surrendering shares of Access One Common Stock as appropriate.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

         SECTION 13.1  Entirety of  Agreement.  This  Agreement  (including  all
Schedules and Exhibits hereto), together with the other documents and certificates delivered hereunder, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties and agreements which have induced this Agreement, except that any confidentiality agreements heretofore executed and delivered by the parties hereto shall not be so merged and shall continue in full force and effect. Each party agrees that in dealing with third parties no contrary representations will be made.

         SECTION 13.2 Notices. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party, and their legal counsel: (a) by personal service upon such other party at such other party's address set forth on the signature pages of this Agreement; or (b) by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested, addressed to such other party at the address of such other party set forth on the signature pages of this Agreement; or (c) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party at the address of such other party set forth on the signature pages of this Agreement; or (d) by sending a copy thereof by facsimile to such other party at the facsimile number, if any, of such other party set forth on the signature pages of this Agreement.

         In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon receipt. In the case of service by mail, such service shall be deemed complete upon reasonable proof of receipt. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other parties.

         SECTION 13.3 Amendment. Subject to the provisions of the SCBCA, NJBCA, and FBCA, this Agreement may be modified or amended only by an instrument in writing, duly executed by all of the parties hereto.

         SECTION 13.4 Non-waiver. No waiver by any party of any term, provision, covenant, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, covenant, representation or warranty (or of the breach of any other term, provision, covenant, representation or warranty) contained in this Agreement on the same or any other occasion.

         SECTION 13.5 Counterparts. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

         SECTION 13.6 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Except as otherwise expressly provided in Article XII, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors, heirs, personal representatives, legatees and permitted assigns.

         SECTION 13.7 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         SECTION 13.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and to be entirely performed therein. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach or alleged breach hereof, each of the parties hereto irrevocably (i) submits to the non-exclusive jurisdiction of the U.S. District Court for the District of Florida (or, if such court does not have jurisdiction, the courts of the State of Florida), (ii) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (iii) waives any claim that such action or proceeding has been brought in an inconvenient forum, and (iv) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 13.2 shall be deemed good, proper and effective service upon such party.

         SECTION 13.9 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the covenants contained in this Agreement, in the Investment Undertaking are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants contained in this Agreement, or in the Investment Undertaking and to enforce specifically this Agreement, and the Investment Undertaking in addition to any other remedy to which such other parties may be entitled at law or in equity, without proving damages or that monetary damages would not be an adequate remedy for such breach. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein or available hereunder shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein or available hereunder.

         SECTION 13.10 Severability. Any term or provision of this Agreement that is declared invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgement may be appealed.

         SECTION 13.11 No Shop Restriction. From the date of execution of this Agreement, until January 31, 2000 or until the earlier termination of this Agreement, whichever shall first occur, neither OmniCall nor the Principal Shareholders will, directly or indirectly, without the prior written consent of Access One and Baritz, entertain, encourage, participate in, or initiate discussions or accept any offer or engage in negotiations with any corporation, partnership, person or entity other than Access One, Newco, and Baritz, concerning any possible proposal regarding any transaction involving the sale, merger, or disposition of all or any part of OmniCall or any of its assets.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed this the day and year first above written.


In the presence of:                       ACCESS ONE COMMUNICATIONS CORP.

-------------------------------           By  /s/ Ken Baritz
                                             ------------------------------
                                              President

-------------------------------           And
                                              --------------------------------
                                              Secretary

                                          Address:      3427 N.W. 55th Street
                                                        Ft. Lauderdale, FL 33309
                                          Facsimile:    (954) 739-2476



-------------------------------           /s/ Ken Baritz
                                          ------------------------------
                                          Ken Baritz, individually
-------------------------------
                                          Address:      3427 N.W. 55th Street
                                                        Ft. Lauderdale, FL 33309
                                          Facsimile:    (954) 739-2476


         Continuation of Signature Page to Agreement and Plan of Merger Dated October 15, 1999 Among Access One Communications Corp. OmniCall Acquisition Corp., and OmniCall, Inc.

                                          OMNICALL ACQUISITION CORP.

-------------------------------         By /s/ Ken Baritz
                                          ------------------------------
                                           President
-------------------------------
                                        And /s/ Elizabeth Stallings
                                            ------------------------------
                                            Secretary

                                        Address:      3427 N.W. 55th Street
                                                      Ft. Lauderdale, FL 33309
                                        Facsimile:    (954) 739-2476



                                        OMNICALL, INC.


-------------------------------         By /s/ Larry K. Long
                                           --------------------------------
                                            President
-------------------------------
                                        And /s/ Robert J. Rogers
                                            ----------------------------------
                                            Secretary

                                        Address:    430 Woodruff Road, Suite 450
                                                    Greenville, SC 29607
                                        Facsimile:  (864) 297-4797



                                        OMNICALL, INC. PRINCIPAL SHAREHOLDERS:


-------------------------------         /s/ William M. Rogers
                                        ------------------------------------
                                        Rogers Family Investments, L.P., by
-------------------------------         William M.M. Rogers, President of Rogers
                                        Family Investments, LLC, its General
                                        Partner

                                        Address:    430 Woodruff Road, Suite 300
                                                    Greenville, SC 29607
                                        Facsimile:  (864) 234-0262


         Continuation of Signature Page to Agreement and Plan of Merger Dated October 15, 1999 Among Access One Communications Corp. OmniCall Acquisition Corp., and OmniCall, Inc.

-------------------------------        /s/ Frank G. Rogers--Partner
                                       ---------------------------------------
                                       Rogers Family Properties, L.P., by Frank
-------------------------------        G. Rogers, President of Rogers Family
                                       Management Company, LLC, its General
                                       Partner

                                       Address:     430 Woodruff Road, Suite 300
                                                    Greenville, SC 29607
                                       Facsimile:   (864) 234-0262


-------------------------------        /s/ Robert J. Rogers
                                       -------------------------------------
                                       Robert J. Rogers
-------------------------------
                                       Address:    219 Georges Highway
                                                   Simpsonville, SC 29681


-------------------------------        /s/ Larry K. Long
                                       ---------------------------------------
                                       Larry K. Long
-------------------------------
                                       Address:     430 Woodruff Road, Suite 450
                                                    Greenville, SC 29607
                                       Facsimile:   (864) 297-4797













         Continuation of Signature Page to Agreement and Plan of Merger Dated October 15, 1999 Among Access One Communications Corp. OmniCall Acquisition Corp., and OmniCall, Inc.